Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of February 24, 2023, to the Securities Purchase Agreement (as defined below) is between NIOCORP DEVELOPMENTS LTD., a company organized under the laws of the Province of British Columbia, Canada, with principal executive offices located at 7000 South Yosemite Street, Suite 115, Centennial, Colorado 80112 (the “Company”), and each of the investors listed on the Schedule of Buyers attached as Schedule I to the Securities Purchase Agreement (individually, a “Buyer” and collectively the “Buyers”).

WITNESSETH

WHEREAS, reference is made to that certain Securities Purchase Agreement, dated as of January 23, 2023 (the “Securities Purchase Agreement”), between the Company and each of the Buyers;

WHEREAS, pursuant to Section 4(k) of the Securities Purchase Agreement, the Company and the Buyers agreed to negotiate in good faith to amend the Convertible Debentures to provide for certain amendments to the terms thereof if at any time it shall be a condition to listing or continued listing of the Common Shares on the Nasdaq or such other Principal U.S. Market (as defined in the Convertible Debentures) that the Conversion Price (as defined in the Convertible Debentures) not be less than a minimum price (the “Floor Price”); and

WHEREAS, in connection with the initial listing application for listing the Common Shares on the Nasdaq, the Nasdaq has indicated that it is a condition to listing of the Common Shares thereon that the Conversion Price (as defined in the Convertible Debentures) not be less than the Floor Price.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Buyer hereby agree as follows:

1.                  DEFINITIONS.

Any capitalized term used but not defined herein shall have the meaning given to such term in the Securities Purchase Agreement .

2.                  FORM OF CONVERTIBLE DEBENTURES.

Exhibit A to the Securities Purchase Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

3.                  RATIFICATION.

Except as specifically provided in this Amendment, all terms and provisions of the Securities Purchase Agreement shall remain unchanged and in full force and effect. The execution of this Amendment shall not directly or indirectly in any way whatsoever either (a) impair, prejudice, or otherwise adversely affect the parties’ right at any time to exercise any right, privilege, or remedy in connection with the Securities Purchase Agreement, (b) amend or alter any provision of the Securities Purchase Agreement (other than the amendments expressly provided for in this Amendment), or (c) constitute any course of dealing or other basis for altering any obligation of the parties or any right, privilege, or remedy of the parties under the Securities Purchase Agreement.

4.                  APPLICATION OF CERTAIN PROVISIONS.

Section 9 of the Securities Purchase Agreement shall apply mutatis mutandis to this Amendment.

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2

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

COMPANY:

NIOCORP DEVELOPMENTS LTD.

By:	/s/ Neal S. Shah
Name:	Neal S. Shah
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

BUYER:

YA II PN, LTD.

By: Yorkville Advisors Global, LP Its: Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ David Gonzalez
Name:	David Gonzalez
Title:	General Counsel

[Signature Page to Amendment No. 1 to Securities Purchase Agreement]

EXHIBIT A

FORM OF CONVERTIBLE DEBENTURES

(See attached.)

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

NioCorp Developments Ltd.

Unsecured Convertible Debenture

Principal Amount: [______________]
Debenture Issuance Date: [______________]
Debenture Number: NioCorp-[_]

FOR VALUE RECEIVED, NioCorp Developments Ltd., a company organized under the laws of the Province of British Columbia, Canada (the “Company”), hereby promises to pay to [ ], or its registered assigns (the “Holder”), the amount set out above as the principal amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Debenture Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Unsecured Convertible Debenture (including all debentures issued in exchange, transfer or replacement hereof, this “Debenture”) was originally issued pursuant to the Securities Purchase Agreement, dated January 26, 2023, as amended (the “Securities Purchase Agreement”), between the Company and the Buyers listed on the Schedule of Buyers attached thereto. Certain capitalized terms used herein are defined in Section (13).

(1)             GENERAL TERMS

(a)                Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The “Maturity Date” shall be [__________________]1 as may be extended at the option of the Company for one six-month period by providing written notice to the Holder no more than twenty and no less than ten days prior to such date, provided that at the time of such written notice no event that had resulted in a payment being due pursuant to Section 2(a) shall have occurred and is continuing, or such other

1 [Insert date that is 18 months from the date of the First Closing.]

date as mutually agreed by the parties, subject to the approval of the TSX. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

(b)               Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 5% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 15.0% upon the occurrence and during the continuance of any Event of Default. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(2)             PAYMENTS.

(a)               Trigger Date. If, at any time after the Issuance Date set forth above, and from time to time thereafter, (i) the daily VWAP of the Common Shares is less than the Floor Price for any 10 out of 14 consecutive Trading Days, (ii) the Company has issued 95% of the Common Shares available under the Issuance Cap, or (iii) a Registration Delay Event has occurred (the last such day of each such occurrence, a “Trigger Date”), then the Company shall redeem $1,125,000 in Principal amount outstanding (in the aggregate among this Debenture and all Other Debentures) or, if less than $1,125,000 Principal amount is outstanding as at the Trigger Date, the entire Principal amount outstanding (in the aggregate among this Debenture and all Other Debentures) as at the Trigger Date (either such amount, the “Triggered Principal Amount”) by making monthly prepayments to the Holder in the amount of the Prepayment Amount (as defined below) beginning on the 10th calendar day after the Trigger Date and continuing on the same day of each successive Calendar Month (the “Monthly Prepayments”). The “Prepayment Amount” for each Monthly Prepayment shall be an amount equal to the sum of (i) an amount of Principal equal to the Triggered Principal Amount, plus (ii) a redemption premium equal to 7% in respect of such Triggered Principal Amount, plus (iii) all accrued and unpaid Interest hereunder as of each payment date. Notwithstanding the foregoing, (x) each Triggered Principal Amount shall be reduced by any Principal and/or accrued and unpaid Interest converted by the Holder in the 30 days prior to such monthly prepayment date and (y) following a Trigger Date and for so long as the Company’s obligation to make Monthly Payments as a result thereof is continuing, the occurrence of any event described in clauses (i) or (ii) of the first sentence of this Section 2(a) shall not result in a Trigger Date. The obligation of the Company to make monthly prepayments hereunder shall cease (with respect to any payment that has not yet come due) if any time after the Trigger Date (A) in the event that the Trigger Date was caused by the daily VWAP of the Common Shares being less than the Floor Price for any 10 out of 14 consecutive Trading Days as set forth above, the daily VWAP is greater than 110% of the Floor Price for a period of 5 consecutive Trading Days, or (B) in the event that the Trigger Date was caused by the issuance of 95% of the Common Shares available under the Issuance Cap as set forth above, the date the Company has obtained shareholder approval to increase the number of Common Shares under the Issuance Cap and/or the Issuance Cap no longer applies, or (C) in the event that the Trigger Date was caused by a Registration Delay Event, the Registration Delay Event no longer exists, unless a subsequent Trigger Date occurs. If this Debenture or any Other Debentures are held by more than one holder, then the Triggered Principal Amount and redemption premium equal to 7% in respect of such Triggered Principal Amount shall be allocated to each holder based on each holder’s pro-rata portion of the total outstanding Principal amount outstanding on all such debentures.

(b)             Early Redemption. The Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Debenture in cash at the Redemption Amount (as defined below) as described in this Section; provided that the Company provides the Holder with 3 Business Days’ prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Debentures to be redeemed and the Redemption Premium. The “Redemption Amount” shall be an amount equal to the outstanding Principal balance being redeemed by the Company, plus the Redemption Premium, plus all accrued and unpaid Interest hereunder as of such redemption date. After receipt of the Redemption Notice, the Holder shall have 3 Business Days to elect to convert all or any portion of the outstanding Principal of the Convertible Debentures plus all accrued and unpaid Interest. On the 4th Business Day after the Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed after giving effect to conversions effected during the applicable notice period.

(c)               Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(3)             EVENTS OF DEFAULT.

(a)                An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)                 the Company’s failure to pay to the Holder (A) any amount of Principal after such payment is due, or (B) any amount of Interest, or other amounts when and as due under this Debenture or any other Transaction Document, which has not been cured within 5 calendar days;

(ii)               The Company shall commence, or there shall be commenced against the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of 61 days; or the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay its debts generally as they become due; or the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

(iii)               The Company or any Significant Subsidiary of the Company shall default in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Significant Subsidiary of the Company in an amount exceeding $2,000,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable before its stated maturity and such acceleration shall not have been rescinded or annulled or such default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 calendar days;

(iv)               The Common Shares shall cease to be quoted or listed for trading, as applicable, on any Principal U.S. Market for a period of 10 consecutive Trading Days;

(v)               the Company shall be a party to any Change of Control Transaction (as defined in Section (13)) unless in connection with such Change of Control Transaction this Debenture is retired;

(vi)              the Company’s (A) failure to deliver the required number of Common Shares to the Holder within 2 Trading Days after the applicable Share Delivery Date or (B) notice, written or oral, to any holder of the Debentures, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Debentures into Common Shares that is tendered in accordance with the provisions of the Debentures, other than pursuant to Section (5)(b);

(vii)             The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within five Business Days after such payment is due;

(viii)             The Company shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Debenture (except as may be covered by Section (3)(a)(i) through (3)(a)(ix) hereof) or any Transaction Document (as defined in Section (13)) which is not cured or remedied within 15 calendar days of receipt by the Company of written notice by the Holder.

(ix)               any Event of Default (as defined in the Other Debentures) occurs with respect to any Other Debentures.

(b)               During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred and has not been cured within the applicable cure period, if any, (other than an event with respect to the Company described in Section 3(a)(ii)) the full unpaid Principal amount of this Debenture, together with accrued and unpaid Interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election, immediately due and payable in cash; provided that, in case of any event with respect to the Company described in Section 3(a)(ii), the full unpaid Principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration, shall automatically become due and payable. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(4)             CONVERSION OF DEBENTURE. This Debenture shall be convertible into Common Shares, on the terms and conditions set forth in this Section (4).

(a)               Conversion Right. Subject to the limitations of Section (4)(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Common Shares in accordance with Section (4)(b), at the Conversion Rate (as defined below). The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to this Section (4)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). The Company shall not issue any fraction of a Common Share upon any conversion. All calculations under this Section (4) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share down to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount, unless such taxes are due because the Holder requests such Common Shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay such taxes.

(i)                 “Conversion Amount” means the portion of the Principal and accrued Interest to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii)                “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination the greater of (A) 90% of the average of the daily VWAP of the Common Shares during the 5 consecutive Trading Days immediately preceding the Conversion Date or other date of determination, but not lower than the Floor Price, and (B) the TSX VWAP for the 5 consecutive trading days immediately preceding the Conversion Date or other date of determination less the maximum applicable discount allowed by the TSX. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Debenture.

(b)               Mechanics of Conversion.

(i)                 Optional Conversion. To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section (4)(b)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). On or before the 3rd Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates or book entry of the Common Shares and provided that the transfer agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct the transfer agent to credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, or if restrictive legends are required to be placed on certificates or book-entry positions of the Common Shares, issue and deliver to the address as specified in the Conversion Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such Common Shares upon the transmission of a Conversion Notice.

(ii)               Company’s Failure to Timely Convert. If within 5 Trading Days after the Company’s receipt of an email copy of a Conversion Notice the Company shall fail to issue and deliver to the Holder or credit the Holder’s balance account with DTC for the number of Common Shares to which the Holder is entitled upon such holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder such Common Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares, times (B) the Closing Price on the Conversion Date.

(iii)             Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.

(c)                Limitations on Conversions.

(i)                Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture or receive Common Shares hereunder to the extent that after giving effect to such conversion or receipt of such Common Shares, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such conversion or receipt of shares. Since the Holder will not be obligated to report to the Company the number of Common Shares it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Common Shares in excess of 4.99% of the then outstanding Common Shares without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section (4)(a) and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company. Other Holders shall be unaffected by any such waiver. Notwithstanding anything in this Debenture to the contrary, the Holder shall not have the right to convert any portion of this Debenture or receive Common Shares hereunder to the extent that after giving effect to such conversion or receipt of such Common Shares, together with any exercise(s) of the Warrants (as defined in the Securities Purchase Agreement), such conversion shall be considered a “change of control” under the rules and regulations of The Nasdaq Stock Market LLC (the “Nasdaq”), including, but not limited to, Nasdaq Rule 5635(b), unless approval from the shareholders of the Company has been obtained.

(ii)               Issuance Limitation. Notwithstanding anything in this Debenture to the contrary, unless approval from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Warrant Shares (as defined in the Purchase Agreement) and Conversion Shares (as defined in the Purchase Agreement) in excess of the Issuance Cap, has been obtained, the Holder shall not have the right to convert any portion of this Debenture or receive Common Shares hereunder to the extent that after giving effect to such conversion or receipt of such Common Shares, the number of Common Shares issued pursuant to such conversion, together with the number of Common Shares issued pursuant to any prior conversion(s) of this Debenture, plus the number of Common Shares issued pursuant to any conversion(s) of the Other Debentures, plus the number of Common Shares issued pursuant to any exercises(s) of the Warrants, would exceed 19.99% of the Common Shares outstanding immediately prior to January 26, 2023 (the “Issuance Cap”).

(iii)               TSX Limitation. Notwithstanding anything in this Debenture to the contrary, the Holder shall not have the right to convert any portion of this Debenture or receive Common Shares hereunder to the extent that after giving effect to such conversion or receipt of such Shares, the Holder, together with any joint actors, would beneficially own or have control or direction over (as determined in accordance with applicable securities laws in the Province of Ontario) in excess of 19.99% of the number of Common Shares outstanding immediately after giving effect to such conversion or receipt of Common Shares (the “TSX Cap”) except that such limitation shall not apply if the Company’s shareholders have approved issuances in excess of the TSX Cap in accordance with the requirements of the TSX.

(iv)              Other Conversion Limitations and Agreements. During each Calendar Month the Holder agrees that it shall not convert, together with its affiliates, more than an aggregate amount of Principal equal to the product of (a) the percentage of the total Principal amount of the debentures issued pursuant to the Securities Purchase Agreement represented by this Debenture and all Other Debentures that were purchased by such Holder (together with its affiliates) and (b) the greater of (1) 20% of the monthly trading value of the Common Shares on the Principal U.S. Market during such Calendar Month (or, if the Common Shares have not been trading on the Principal U.S. Market for such period, 20% of the monthly trading value of the Common Shares on the TSX) or (2) $2,250,000; provided, however, that foregoing limitation in this subsection (iv) shall not apply (A) at any time upon the occurrence and during the continuance of an Event of Default, and (B) with respect to any conversions where the Conversion Price is greater than or equal to the Fixed Price, and may be waived with written consent of the Company. Notwithstanding anything in this Debenture to the contrary, the Holder shall not have the right to convert any portion of this Debenture until after the Floor Price has been determined in accordance with Section 13(k) hereof.

(d)               Other Provisions.

(i)                 All calculations under this Section (4) shall be rounded to the nearest $0.0001 or whole share.

(ii)               The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares solely for the purpose of issuance upon conversion of this Debenture and payment of Interest on this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of Common Shares as shall be issuable (taking into account the adjustments and restrictions set forth herein) upon the conversion of the outstanding Principal amount of this Debenture and payment of Interest hereunder. Within seven Business Days following the receipt by the Company of a Holder’s notice that such minimum number of Underlying Shares is not so reserved, the Company shall promptly reserve a sufficient number of Common Shares to comply with such requirement. The Company covenants that all Common Shares that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Underlying Shares Registration Statement has been declared effective under the Securities Act, registered for public sale in accordance with such Underlying Shares Registration Statement.

(iii)               Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (3) herein for the Company’s failure to deliver certificates representing the Common Shares upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(5)             Adjustments to Conversion Price

(a)               Adjustment of Conversion Price upon Subdivision or Combination of Common Shares. If the Company, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on all or substantially all of its Common Shares or any other equity or equity equivalent securities payable in Common Shares (excluding any interest payments or equivalents thereto that are paid in Common Shares and, for the avoidance of doubt, excluding conversions, exercises or exchanges of warrants and other securities into Common Shares), (b) subdivide outstanding Common Shares into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding Common Shares into a smaller number of shares, or (d) issue by reclassification of the Common Shares any shares of capital stock of the Company, then each of the Fixed Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Common Shares outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)               Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the election of the Company’s Board of Directors (the “Board”), (i) in addition to the Common Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Common Shares had such Common Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the Common Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Board. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(c)               Whenever the Conversion Price is adjusted pursuant to Section (5) hereof, the Company shall promptly provide the Holder with a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(d)               In case of any (1) merger or consolidation of the Company with or into another Person, or (2) sale by the Company or any Subsidiary of the Company of more than one-half of the assets of the Company on a consolidated basis in one or a series of related transactions, a Holder shall have the right to (A) exercise any rights under Section (3)(b), (B) convert the aggregate Principal amount of this Debenture plus all accrued and unpaid Interest and other amounts owing thereon into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Shares following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Common Shares into which such aggregate Principal amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible Debenture with a Principal amount equal to the aggregate Principal amount of this Debenture then held by such Holder, plus all accrued and unpaid Interest and other amounts owing thereon, which such newly issued convertible debenture shall have terms identical (including with respect to conversion) to the terms of this Debenture, and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debentures were issued. In the case of clause (C), the conversion price applicable for the newly issued convertible debentures shall be based upon the amount of securities, cash and property that each Common Share would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall to the extent required include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(6)             REISSUANCE OF THIS DEBENTURE.

(a)                Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section (6)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid Interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (6)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (4)(b)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b)               Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (6)(d)) representing the outstanding Principal.

(c)              Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (6)(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)               Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section (6)(a) or Section (6)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(7)             NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter and email and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by electronic mail. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112
	Attention:	Mark Smith Neal Shah
	Email:	msmith@niocorp.com nshah@niocorp.com
With a copy (which shall not constitute notice) to:	Blake, Cassels & Graydon 595 Burrard Street, Suite 2600 Vancouver, British Columbia V7X 1L3
Attention: Kyle Misewich Email: kyle.misewich@blakes.com

With a copy (which shall not constitute notice) to: :	Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114-1190
Attention: Andrew Thomas Email: acthomas@jonesday.com

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Telephone: 201-985-8300
Email: Legal@yorkvilleadvisors.com

or at such other address and/or email and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(8)             Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, Interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the coin, currency or securities, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause its subsidiaries not to, without the consent of the Holder, (i) (A) change the authorized capital of the Company or (B) alter or amend in any manner the rights, privileges, or preferences of the Common Shares or other securities of the Company, in each case in any manner that could result in a change in the rights, privileges, or preferences of the Debenture; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire its Common Shares, except (A) pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Company and its Subsidiaries, (B) the repurchase of equity interests in the ordinary course of business in connection with the exercise of stock options, warrants or other convertible or exchangeable securities if such equity interests represent a portion of the exercise, conversion or exchange price, (C) the repurchase of equity interests in connection with the withholding of a portion of the equity interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such person upon such grant or award (or upon vesting thereof), (D) the repurchase of its equity interests in an amount not to exceed $1,000,000 in any fiscal year, and (E) the Company may (x) purchase or pay cash in lieu of fractional shares of its equity interests arising out of stock dividends, splits, or business combinations or in connection with issuance of equity interests of the Company pursuant to mergers, consolidations or other acquisitions, and (y) pay cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for equity interests of the Company; or (iii) enter into any agreement with respect to any of the foregoing.

(9)             This Debenture shall not entitle the Holder to any of the rights of a shareholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of shareholders or any other proceedings of the Company, unless and to the extent converted into Common Shares in accordance with the terms hereof.

a)                 This Debenture shall be governed by and construed in accordance with the laws of the State of New York and the federal laws of the United States applicable therein, without giving effect to conflicts of laws thereof, without prejudice to the applicability of the laws of the province of British Columbia, Canada and the federal laws of Canada applicable to the issuance of Common Shares hereunder. Each of the parties consents to the jurisdiction of the courts of the State of New York located in the City of New York in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT. Notwithstanding the foregoing, the applicable court of competent jurisdiction for the Province of British Columbia, Canada (the “British Columbia Court”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any of the following actions or other proceedings:

(i)	a derivative action, including an application for leave to commence such an action, in the name of and on behalf of the Company;

(ii)	an application for an oppression remedy, including an application for leave to commence such a proceeding;

(iii)	an action asserting a claim of breach of the duty of care owed by the Company or any director, officer or other employee of the Company to the Company or to any of the Company’s shareholders;

(iv)	an action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or to any of the Company’s shareholders;

(v)	an action or other proceeding asserting a claim or seeking a remedy pursuant to any provision of the British Columbia Business Corporations Act or the Company’s articles or notice of articles (as either may be amended or restated from time to time);
(vi)	an action or other proceeding involving a change of control of the Company effected through a plan of arrangement; and
(vii)	an action or other proceeding asserting a claim against the Company or any director or officer or other employee of the Company regarding the articles or notice of articles of the Company.

(10)           If the Company fails to strictly comply with the terms of this Debenture, then the Company shall reimburse the Holder promptly for all reasonable and documented fees, costs and expenses, including, without limitation, reasonable and documented attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

(11)          Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

(12)           If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any Interest or other amount deemed Interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or Interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(13)           CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a)                “Bloomberg” means Bloomberg Financial Markets (or, if not available, a similar service provider of national recognized standing).

(b)               “Business Combination” means the transaction whereby the Company will, pursuant to a series of steps, acquire GX Acquisition Corp. II (“GXII”) and list its Common Shares on the Nasdaq in accordance with the business combination agreement entered into on September 25, 2022;

(c)               “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(d)               “Calendar Month” means one of the months as named in the calendar.

(e)               “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any Subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned Subsidiary shall be deemed a Change of Control Transaction under this provision.

(f)                “Closing Price” means the price per share in the last reported trade of the Common Shares on a Principal U.S. Market or on the exchange which the Common Shares are then listed as quoted by Bloomberg.

(g)               “Commission” means the U.S. Securities and Exchange Commission.

(h)               “Common Shares” means the common shares, no par value, of the Company and shares of any other class into which such shares may hereafter be changed or reclassified.

(i)                “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)                “Fixed Price” means the quotient of (a) $10.00 divided by (b) the number of Common Shares that will be exchanged for each share of GXII in the Business Combination, being 11.1829212.

(k)               “Floor Price” means a price per share equal to the lesser of (a) 30% of the average of the daily VWAP of the Common Shares during the 5 consecutive Trading Days immediately preceding the First Closing Date and (b) 30% of the average of the daily VWAP of the Common Shares during the 5 consecutive Trading Days immediately following the First Closing Date, to be determined promptly following the fifth Trading Day immediately following the First Closing Date. For the avoidance of doubt, for the purposes of determining the Floor Price, the daily VWAP for each Trading Day in clauses (a) and (b) of the foregoing sentence shall be determined after giving effect to the occurrence of any of the events described in the first sentence of Section 5(a) hereof that may occur on or prior to the fifth Trading Day immediately following the First Closing Date.

(l)                “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned Subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property.

(m)              “Other Debentures” means any other outstanding debentures issued pursuant to the Securities Purchase Agreement and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(n)              “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(o)               “Principal U.S. Market” shall mean the Nasdaq Stock Market; provided however, that in the event the Company’s Common Shares are ever listed or traded on the New York Stock Exchange, or the NYSE American, then the “Principal U.S. Market” shall mean such other market or exchange on which the Company’s Common Shares are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Common Shares in the United States.

(p)               “Redemption Premium” means 10% of the Principal amount being prepaid pursuant to Section 2(b).

(q)               “Registration Delay Event” means a delay or suspension to any filing, to the initial effectiveness or to the continued use of a Registration Statement pursuant to Section 3.4.2 or Section 3.4.3 of the Registration Rights Agreement exercised by the Company, in the aggregate, for more than twenty (20) consecutive calendar days.

(r)                “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(s)               “Significant Subsidiary” of any Person means any Subsidiary of that Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of that Person.

(t)               “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(u)               “Trading Day” means a day on which the Common Shares are quoted or traded on a Principal U.S. Market on which the Common Shares are then quoted or listed; provided, that in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day.

(v)               “TSX” means the Toronto Stock Exchange.

(w)              “TSX VWAP” means the volume-weighted average price of the Common Shares, calculated by dividing the total value by the total volume of Common Shares traded for the relevant period on the TSX, or on the Principal U.S. Market if the majority of the trading volume and value of the Common Shares occurred on the Nasdaq Capital Market during the relevant period, expressed in U.S. dollars, based on the daily average CAD/USD exchange rate published by the Bank of Canada on the last day of the relevant calculation period, as applicable.

(x)              “Transaction Documents” shall mean this Debenture, along with the Securities Purchase Agreement, and any other documents or agreements entered into in connection with the foregoing.

(y)               “Underlying Shares” means the Common Shares issuable upon conversion of this Debenture or as payment of Interest in accordance with the terms hereof.

(z)              “Underlying Shares Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a “selling shareholder” thereunder.

(aa)            “VWAP” means, as of any date, the daily U.S. dollar volume-weighted average price for a Common Share on the Principal U.S. Market (or, if the Common Shares are not then listed on a Principal U.S. Market for the applicable period, on the exchange which the Common Shares are then listed as quoted by Bloomberg) as reported by Bloomberg through its “Historical Prices – Px Table with Average Daily Volume” functions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:

NIOCORP DEVELOPMENTS LTD.

By:
Name:
Title:

[Signature Page to Convertible Debentures]

EXHIBIT I

CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Debenture)

To: NioCorp Developments Ltd.

Via Email:

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Debenture No. NioCorp-[_] into Common Shares of NioCorp Developments Ltd., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Principal Amount to be Converted:
Accrued Interest to be Converted:
Total Conversion Amount to be converted:
Conversion Price:
Number of shares of Common Shares to be issued:

Please issue the shares of Common Shares in the following name and deliver them to the following account:
Issue to:
Broker DTC Participant Code:
Account Number:

Authorized Signature:
Name:
Title: